Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Niagara Financial Group, Inc.

We consent to the use of our reports dated February 27, 2007, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement-prospectus.

/s/ KPMG LLP

Buffalo, New York

November 14, 2007